Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JANUARY CASH DISTRIBUTION

DALLAS, Texas, January 18, 2013 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.049757 per unit, payable on February 14, 2013, to unit holders of record on January 31, 2013. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.

This month’s distribution decreased from the previous month due to lower prices for both oil and gas offset by increased production of gas resulting from the recompletion program of 2012 on the Waddell Ranch properties. Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 29,432 bbls and 49,147 Mcf. The average price for oil was $80.79 per bbl and for gas was $4.37 per Mcf. This would primarily reflect production for the month of November for oil and the month of October for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Approximately seven workover wells were completed in the month of November. In addition, one horizontal well was completed in November. Capital expenditures were approximately $2,975,393.60. The numbers provided reflect what was net to the Trust.

Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are reduced in order to pay these expenditures.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes		Average	Price
	Oil	Gas	Oil	Gas	Oil	Gas
	(per bbl)	(per Mcf)	(per bbl)	(per Mcf	(per bbl)	(per Mcf)
Current Month	90,303	354,810	29,432	49,147	$80.79	$4.37	**
Prior Month	90,481	258,629	29,584	31,178	$84.21	$5.54	**

**	This pricing includes sales of gas liquid products.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011.

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Contact:	Ron E. Hooper
Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free – 1.877.228.5085